Exhibit 16(1)(i):  Distribution Agreement, dated December 2, 2009, by and between ING Life Insurance and Annuity Company, Variable Annuity Account B and Directed Services LLC

DISTRIBUTION AGREEMENT

This AGREEMENT is made this 2nd day of December, 2009, by and between ING Life Insurance and Annuity Company, (“ILIAC”) a Connecticut corporation, on its own behalf and on behalf of Variable Annuity Account B (the “Account”) and Directed Services LLC, (“DSL”), a Delaware limited liability company.

WHEREAS, the Account is a separate account established and maintained by ILIAC pursuant to the laws of the State of Connecticut for variable annuity contracts issued by ILIAC under which income, gains, and losses, whether or not realized, from assets allocated to such Account, are credited to or charged against such Account without regard to other income, gains or losses of ILIAC; and

WHEREAS, DSL is duly registered as a broker-dealer under the Securities Exchange Act of 1934 (“1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, ILIAC and DSL desire to enter into an agreement pursuant to which DSL will act as a principal underwriter for the sale of certain annuity contracts issued by ILIAC, through the Account, as applicable, which contracts are identified in Exhibit A hereto (the “Annuity Contracts”), and may distribute the Annuity Contracts through one or more organizations as set forth in Section 2 below.

NOW, THEREFORE, ILIAC and DSL hereby agree as follows:

1.      Term

This Agreement shall remain in force until it is terminated in accordance with the provision of paragraph 13.

2.      Principal Underwriter

ILIAC hereby appoints DSL and DSL accepts such appointment, during the term of this Agreement, subject to any registration requirements of The Securities Act of 1933 (“1933 Act”), The Investment Company Act of 1940 (“1940 Act”), and the provisions of the 1934 Act, to be a distributor and principal underwriter of the Annuity Contracts issued through the Account. DSL shall offer the Annuity Contracts for sale and distribution at premium rates to be set by ILIAC. Annuity Contracts may be sold only by persons who are duly licensed annuity agents appointed by ILIAC and FINRA registered representatives as set form in Section 3 below. ILIAC hereby appoints DSL as its agent for the sale of Annuity Contracts in such jurisdictions as ILIAC is properly licensed to sell Annuity Contracts.

3.      Sales Agreements

DSL is hereby authorized to enter into separate written agreements (“Sales Agreements”), on such terms and conditions as DSL may determine not to be inconsistent with this Agreement, with broker/dealers which agree to participate in the distribution of, and to use their best efforts to solicit applications for, Annuity Contracts. Such broker/dealers and their agents or representatives soliciting applications for Annuity Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of Annuity Contracts under the insurance laws and any applicable securities laws of each state or other jurisdiction in which the Annuity Contracts may be lawfully sold and in which ILIAC is licensed to sell Annuity Contracts. Each such broker/dealer shall be bother registered as a broker-dealer under the 1934 Act and a member of the FINRA, or if not so registered or not such a member, then the agents and representatives of such organization soliciting applications for Annuity Contracts shall be agents and registered representatives of a registered broker/dealer and FINRA member which is the parent or other affiliate of such organization and which maintains full responsibility for the training, supervision, and control of the agents and representatives selling Annuity Contracts.

DSL shall have the responsibility for the supervision of all such broker/dealers to the extent required by law and shall assume any legal responsibilities of ILIAC for the acts, commissions or defalcations of any such broker/dealers. Applications materials for Annuity Contracts solicited by such broker/dealers through their agents or representatives shall be forwarded to DSL. All payment for Annuity Contracts shall be remitted promptly by such broker/dealers directly to ILIAC.

If held at any time by DSL or a broker-dealer, such payments shall be held in a fiduciary capacity as agent for ILAIC and shall be remitted promptly to ILIAC. All such payments, whether by check, money order, or wire order, shall be the property of ILIAC. Anything in this Agreement to the contrary notwithstanding, ILAIC shall retain the rights to control the sale of Annuity Contracts and to appoint and discharge annuity agents for the sale of Annuity Contracts. DSL shall exercise reasonable care in carrying out the provisions of this Agreement.

4.      Annuity Agents

DSL is authorized to appoint the broker/dealers described in paragraph 3 above as agents of ILIAC for the sale of Annuity Contracts. ILIAC will undertake to appoint such agents authorized to represent ILIAC in the appropriate states or jurisdictions; provided that ILIAC reserves the right to refuse to appoint any proposed agent, or once appointed to terminate the same without notice.

5.      Suitability

ILIAC wishes to ensure that the Annuity Contracts distributed by DSL will be issued to purchasers for whom the Annuity Contracts shall be suitable. DSL shall take reasonable steps to ensure that the various agents appointed by it to sell Annuity Contracts shall not make recommendations to an applicant to purchase Annuity Contracts in the absence of reasonable grounds to believe that the purchase of Annuity Contracts is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on the information furnished to an agent after reasonable inquiry concerning the applicant’s insurance and investment objectives and financial situation and needs.

6.      Sales Materials

The responsibility of the parties hereto for consulting with respect to the design and the drafting and legal review and filing of such materials, and for the preparation of sales proposals related to the sale of Annuity Contracts shall be as the parties hereto agree. DSL shall ensure, in its Sales Agreements, that organizations appointed by it, and registered representatives of such organizations, shall not use, develop or distribute any sales materials which have not been approved by ILIAC.

7.      Reports

DSL shall have the responsibility for, with respect to agents appointed by it, maintaining the records of agents licensed, registered and otherwise qualified to sell Annuity Contracts, and for furnishing periodic reports to ILIAC as to the sale of Annuity Contracts made pursuant to this Agreement.

8.      Records

DSL shall maintain and preserve for the periods prescribed by law or other agreement, such accounts, books, and other documents as are required of it by applicable laws and regulations. The books, accounts and records of ILIAC, the Account and DSL as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts to be paid by ILIAC hereunder.

9.      Compensation

ILIAC shall pay DSL compensation for services rendered hereunder as billed by DSL and agreed to by ILIAC. DSL agrees that compensation shall be limited to reimbursement of actual expenses.

10.   Independent Contractor

DSL shall act as an independent contractor and nothing herein contained shall constitute DSL or its agents or employees as employees of ILIAC in connection with the sale of Annuity Contracts.

11.   Investigations and Proceedings

(a)    DSL and ILIAC agree to cooperate fully in insurance regulatory investigations or proceedings or judicial proceedings arising in connection with the offering, sale or distribution of Annuity Contracts distributed under this Agreement. DSL and ILIAC further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to ILAIC, DSL, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with the Annuity Contracts offered, sold or distributed under this Agreement. Without limiting the foregoing,

(i)     DSL will be notified promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by ILIAC with respect to DSL or any agent or representative, or which may affect ILIAC’s issuance of Annuity Contracts marketed under this Agreement.

(ii)   DSL will promptly notify ILIAC of any customer complaint or notice of any regulatory investigation or proceeding received by DSL or its affiliates with respect to DSL or any agent or representative in connection with any Annuity Contracts distributed under this Agreement or any activity in connection with Annuity Contracts.

(b)   In the case of a substantive customer complaint, DSL and ILIAC will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

12.   Indemnification

(a)    ILISC agrees to indemnify and hold harmless DSL and its affiliates and each officer and director thereof against any losses, claims, damages or liabilities, joint or several, to which DSL or its affiliates or such officer or director may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, required to be stated therein or necessary to make the statements therein not misleading, contained

(i)     In any prospectus, or any amendment thereof, or

(ii)   In any blue0sky application or other document executed by ILIAC specifically for the purpose of qualifying Annuity Contracts for sale under the securities laws of any jurisdiction.

ILIAC will reimburse DSL and each officer or director, for any legal or other expenses reasonably incurred by DSL or such officer or director in connection with investigating or defending any such loss, claim, damage, liability or action; provided that ILIAC will not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information (including, without limitation, negative responses to inquiries) furnished to ILIAC by or on behalf of DSL, specifically for use in the preparation of any prospectus or any amendment thereof or any such blue-sky application or any amendment thereof or supplement thereto.

(b)   DSL agrees to indemnity and hold harmless ILIAC and its directors, and each of its officers who has signed the registration statement and each person, if any, who controls ILIAC within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities to which ILIAC and any such director or officer or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities 9or actions in respect thereof) arise out of or are based upon:

(i)     Any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therrin, in light of the circumstances under which they were made, not misleading, contained 9a) in any prospectus or any amendments thereof, or, (b0 in any blue-sky application, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information (including without limitation, negative responses to inquiries) furnished to ILIAC by DSL, specifically for use in the preparation of any prospectus or any amendments thereof or any such blue-sky application or any such amendment thereof or supplement thereto; or

(ii)   Any unauthorized use of sales materials or any verbal or written misrepresentations or any unlawful sales practices concerning Annuity Contracts by DSL; or

(iii) Claims by agents or representatives or employees of DSL for commissions, service fees, expenses allowances or other compensation or remuneration of any type.

DSL will reimburse ILIAC and any director or officer or controlling person for any legal or other expenses reasonably incurred by ILIAC, such director or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability with DSL may otherwise have.

(c)    Promptly after receipt by a party entitled to indemnification (“indemnified party”) under this paragraph 12 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this paragraph 12 (“indemnifying party”), such indemnified party will notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability under this paragraph 12, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may wish , to assume the defense thereof, with separate counsel satisfactory to the indemnified party. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending himself except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement or any claim or action effected without the consent of such indemnifying party.

(d)   The indemnity agreements contained in this paragraph 12 shall remain operative and in full force and effect, regardless of:

(i)     any investigation made by or on behalf of DSL or any officer or director thereof or by or on behalf of ILISC;

(ii)   Delivery of any Annuity Contracts and payment therefore; or

(iii) Any termination of this Agreement.

A successor by law of any of the parties to this Agreement shall be entitled to the benefits of the indemnity agreements contained in this paragraph 12.

13.   Termination

(a)    This Agreement may be terminated at any time by mutual consent of the parties;

(b)   This Agreement may be terminated at any time, for any reason, by either party on sixty (60) days’ written notice to the other party;

(c)    Either party may terminate if the other materially breaches any of the terms of this Agreement and fails to cure the breach within thirty days of notification by the other party of such breach;

(d)   Upon termination of this Agreement all authorizations, rights and obligations shall cease except:

(i)     The obligation to settle accounts hereunder, including commissions for Annuity Contracts in effect at the time of termination;

(ii)   The agreements contained in paragraph 11 hereof; and

(iii) The indemnity set forth in paragraph 12 hereof.

14.   Regulation

This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the FINRA, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

15.   Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.   General

A.     Force Majeure

Either party may be excused for delay or failure to perform under this Agreement if such delay or failure is due to the direct or indirect result of acts of God or government, war or national emergency, or for any cause beyond the reasonable control of either party.

B.     Entire Agreement

This Agreement and any attachments hereto and the material incorporated herein by reference set forth the entire agreement between the parties, and supercede all prior representations, agreements and understanding, written or oral. Changes in the Agreement may be made only in a writing signed by both the parties hereto.

C.     Notices

All notices or other communications under this Agreement shall be in writing and, unless otherwise specifically provided for herein, shall be deemed given when addressed

(a)    if to ILIAC:

Law Department

ING Life Insurance and Annuity Company

One Orange Way

Windsor, CT 06095

(b)   if to DSL:

Chief Compliance Officer

Directed Services, LLC

1475 Dunwoody Drive

West Chester, PA 19380

(D)  Successors, Assigns

This Agreement shall be binding upon and shall inureto the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any right hereunder may be assigned without the written consent of the other party.

(E)  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(G)  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ING LIFE INSURANCE AND ANNUITY COMPANY

/s/ William L. Lowe

Name:  William L. Lowe

Title:  Vice President

DIRECTED SERVICES, LLC

/s/ Ann Hughes

Ann Hughes

President

EXHIBIT A

ING Select Rate

Single Premium Deferred Modified Guaranteed Annuity Contract

Form No. IU-IA-3096

ING Multi-Index 5 & 7

Modified Single Premium Deferred Annuity Contracts

Form Nos. IU-IA-3089 and IU-IA-3090

ING Select Opportunities

Modified Single Premium Deferred Variable Annuity Contract

Form No. IU-IA-4017